Exhibit 99.1

PRESS RELEASE

Nuvelo Contacts:	Dendreon Contacts:
Pete Garcia	Julie Rathbun
Sr. VP and Chief Financial Officer	Communications/Investor Relations
(408) 215-4574	206-829-1500
pgarcia@nuvelo.com	pr@dendreon.com

Nicole Estrin

Manager of Corporate Communications & IR

(408) 215-4572

nestrin@nuvelo.com

NUVELO LICENSES rNAPc2, A NOVEL ANTICOAGULANT, FROM DENDREON

—Nuvelo adds Phase 2 product candidate to its cardiovascular pipeline—

SUNNYVALE, Calif. and SEATTLE, Wash., February 4, 2004 /PRNewswire/— Nuvelo, Inc. (Nasdaq: NUVO) today announced a worldwide licensing agreement with Dendreon Corporation (Nasdaq: DNDN) for Dendreon’s novel anticoagulant, recombinant nematode anticoagulant protein c2 (rNAPc2) and all other rNAPc proteins.

Under the terms of the agreement, Nuvelo will pay to Dendreon in cash and common stock an upfront payment of $4 million. In addition to the upfront payment, the agreement provides for milestone payments for development and royalties upon the commercialization of rNAPc product candidates. Nuvelo will own worldwide rights to all indications for rNAPc products. No additional financial terms were disclosed.

“Given Dendreon’s focus on oncology product development, we are pleased to license the rNAPc2 program to Nuvelo while maintaining the downstream potential for this product candidate through a potential royalty stream,” said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon. “We believe Nuvelo has the capabilities to effectively advance rNAPc2.”

“rNAPc2 is a natural fit for Nuvelo,” said Dr. Ted W. Love, president and chief executive officer of Nuvelo. “The addition of this molecule strengthens our cardiovascular portfolio of product candidates and our promising research pipeline.”

The novel anticoagulant rNAPc2 is a naturally occurring protein that was originally isolated from hookworms and is currently manufactured as a recombinant protein for clinical use. The anticoagulant effect of rNAPc2 results from its apparent ability to block the Factor VIIa/Tissue Factor protease complex, which is responsible for the initiation of the process leading to blood clot formation. Unlike aspirin, heparin and antiplatelet agents, which exert their effects at later stages of the blood coagulation cascade, rNAPc2 blocks the first step in the clotting cascade, inhibiting coagulation before it starts.

Currently, a multi-center, Phase 2a study to investigate the safety and efficacy of rNAPc2 in patients with acute coronary syndromes (ACS) is being conducted with the TIMI Study Group led by Dr. Eugene Braunwald of Brigham and Women’s Hospital and Harvard Medical School. Nuvelo plans to complete the Phase 2a study and based on the data, further evaluate how to move clinical development forward.

ACS is a potentially life threatening heart condition that usually occurs when an atherosclerotic plaque ruptures in one or more arteries of the heart. This rupture triggers a series of biochemical events know as the blood coagulation cascade, which results in the formation of a blood clot. Blocking the flow of blood through the heart, the clot deprives heart tissues of oxygen, causing chest pain. The use of rNAPc2 may significantly reduce the risk of heart attack or death in patients suffering from ACS.

In both the United States and Europe, ACS accounts for more than 1 million hospitalizations annually. Despite current treatments, a significant proportion of patients still experience recurrent angina, myocardial infarction or death.

“Given the significant number of patients with acute coronary syndromes who continue to experience poor outcomes, there is a clear need for better anticoagulant therapy,” said Dr. Love. “rNAPc2 has the potential to offer safer, more effective anticoagulation, reducing bleeding side-effects and the formation of unwanted blood clots.”

To date, rNAPc2 has been shown to be well tolerated in over 500 patients and healthy volunteers in several Phase 1 and 2 studies. A Phase 2 study for the prevention of deep vein thrombosis (DVT) demonstrated that rNAPc2 appears to reduce the risk of developing DVT and related complications by over 50% compared to the current standard therapy for patients undergoing total knee replacement surgery without compromising safety. A second Phase 2a study demonstrated that rNAPc2 was well-tolerated when added to standard therapy with unfractionated heparin, aspirin and clopidogrel in patients undergoing elective percutaneous coronary intervention (PCI). This study also demonstrated that rNAPc2 suppresses the formation of thrombin for at least 36 hours following a single administration, compared to standard therapy alone, in which thrombin generation continued unabated.

Other potential indications under evaluation include orthopedic and vascular surgery, Ebola and cancer. A recent study published in The Lancet suggests rNAPc2 may be effective in the treatment of the Ebola virus infection. In addition, preclinical studies published in Cancer Research showed that blocking the protease complex Factor VIIa/Tissue Factor prevented the growth of primary and metastatic tumors in animal models.

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s lead product candidate, alfimeprase, is partnered with Amgen and is currently in two Phase 2 trials in two indications, peripheral arterial occlusion and catheter occlusion. Additional programs include cardiovascular candidate ARC183, and drug discovery focused on antibody targets and secreted proteins.

Further information about Nuvelo is available at www.nuvelo.com or by phoning 408-215-4000.

About Dendreon

Dendreon Corporation is a biotechnology company developing targeted therapies for cancer. The company’s lead investigational product candidate, Provenge®, is a cancer immunotherapy undergoing a pivotal Phase 3 clinical trial for the treatment of androgen independent prostate cancer. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody, small molecule and pro-drug product candidates.

Nuvelo Safe Harbor

Statements contained in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “should,” “may,” “estimate,” “goals,” and “potential,” among others. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery, clinical development processes and the development and commercialization of our molecular diagnostics technology;

changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and regulatory approval; and uncertainties relating to our ability to obtain substantial additional funds required for progress in drug discovery and development. These and other factors are identified and described in more detail in Nuvelo and Hyseq filings with the SEC, including without limitation Nuvelo’s annual report on Form 10-K and the related Form 10-K/A for the year ended December 31, 2002 and Nuvelo’s quarterly report on Form 10-Q for the quarter ended September 30, 2003. We disclaim any intent or obligation to update these forward-looking statements.

Dendreon Safe Harbor

Except for historical information contained herein, this news release contains forward looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, particularly those risks and uncertainties relating to our dependence on the efforts of third parties, including Nuvelo, Inc., and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such a difference include risks related to Dendreon’s limited operating history, risks associated with development of product candidates through clinical research and development, risks associated with completing clinical trials, the risk that the safety and/or efficacy results of clinical trials will not support further development, the risks that the safety and/or efficacy results of a clinical trial will not support an application for a biologics license, the risk that the FDA will not approve a product for which a biologics license application has been applied, the failure by Dendreon to secure and maintain relationships with collaborators, and dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations, are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

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